Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

(this “Agreement”)

B E T W E E N:

TearLab Corporation, a corporation incorporated under the laws of the State of Delaware

(the “Corporation”)

- and -

Elias Vamvakas, an individual residing in the City/Town of Toronto, in the Province of Ontario

(the “Executive”)

WHEREAS the Executive is currently employed with the Corporation in an executive capacity and has extensive access to the customers, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Corporation;

AND WHEREAS the Corporation and the Executive desire to enter into a written employment agreement to confirm in writing the rights and obligations of each of them in respect of the Executive’s employment with the Corporation;

NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows.

1.	Interpretation

1.1	Headings, Sections and Plural. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation. In this Agreement, references to a “Section” or to “Sections” are references to a section or sections in this Agreement, unless expressly stated otherwise. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa.

1.2	Recitals. The recitals set out above are true and correct and form part of this Agreement.

1.3	Deductions, Withholdings and Taxes. The payments to the Executive set out in this Agreement are subject to applicable deductions, withholdings and taxes.

1.4	Benefit Contributions and Participation. The Corporation’s contributions to, the Executive’s participation in, and any conversion of, the group benefit plans as set out in this Agreement are subject to the terms and conditions of the benefit plans, and changes to or cancellations of such plans over time, as may be made with such notice to the Executive as is practical in the circumstances, and in the sole discretion of the Corporation.

2.	Term and Duties

2.1	Effective Date. The Corporation agrees to continue the employment of the Executive on the terms and conditions set out in this Agreement effective January 1, 2016.

2.2	Position. The Executive will serve in an executive capacity as the Executive Chairman. To the extent that the Executive serves as a member of the board of directors of the Corporation (the “Board”), he will serve in good faith and without compensation other than as set out in Section 3.

2.3	Duties. The Executive will perform the duties customarily performed in his position, including regularly reporting to the Board.

2.4	Good Faith. The Executive shall devote sufficient time and attention to the affairs of the Corporation necessary to fulfill his duties and obligations hereunder and will use his best efforts, skills and abilities to honestly, faithfully, diligently and in good faith promote the Corporation's best interests, and he shall not have any interests that conflict with those of the Corporation. The Executive shall observe and abide by the policies of the Corporation.

3.	Compensation

3.1	Base Salary. The Corporation agrees to pay the Executive an annual base salary of USD$150,000, payable in accordance with the Corporation’s payroll practices; increased by the Board from time to time as it feels appropriate.

3.2	Discretionary Bonus. The Executive will be eligible for an annual discretionary bonus of fifty percent (50%) of the annual base salary (i.e. up to USD$75,000 for fiscal year 2016), subject to his achievement of performance targets established by the Board prior to the commencement of each fiscal year. Any annual bonus will be paid as soon as administratively practicable after it is earned by the Executive.

4.	Expenses, Benefits and Vacation

4.1	Expenses. The Executive will be reimbursed for his reasonable and approved business expenses incurred by him in connection with the performance of his duties under this Agreement, upon providing appropriate receipts satisfactory to the Corporation and in accordance with the Corporation’s policies.

4.2	Entertainment. The Executive will be reimbursed for club membership fees of up to $USD 20,000 per year. Such amounts shall not accrue or otherwise be carried over from year to year and, therefore, if any such amount is not utilized by the Executive in a calendar year, such amount shall be forfeit.

4.3	Benefit Plans. The Executive will be eligible to participate in the group benefit plans providing for medical, short-term disability and long-term disability benefits, and such other benefits as may be made available to the Executive from time to time in accordance with the terms and conditions of such plans and subject to amendments to such plans as may be made in the sole discretion of the Corporation.

4.4	Disability Coverage. The Executive will be reimbursed for his reasonable and approved expenses incurred by him in connection with his participation in private disability insurance coverage, upon providing appropriate receipts satisfactory to the Corporation. Any disability insurance reimbursement will be paid as soon as administratively practicable after substantiated receipts are received by the Corporation from the Executive.

5.	Termination

5.1	Right to Terminate. The Corporation may terminate the Executive’s employment at any time, with or without cause, and with or without prior notice. The Executive may terminate his employment with the Corporation at any time, for any or no reason.

5.2	Consequences of Termination. Upon termination of the Executive’s employment for any reason, the Corporation will reimburse the Executive’s expenses properly incurred until the date his employment ceases and pay (i) subject to Section 5.3, a lump sum payment of $700,000 on the sixtieth (60th) day following the date of the Executive’s termination of employment, payable (at the Executive’s discretion) in the form of cash or a number of shares of the Corporation’s common stock having a then-current Fair Market Value (as defined in the Corporation’s 2002 Stock Incentive Plan, as amended) equal to $700,000 (rounded to the nearest whole share) (the “Severance Payment”), and (ii) the Executive’s base salary and vacation pay accrued until the date his employment ceases. The termination of the Executive’s employment terminates any director or officer positions the Executive may hold pursuant to Section 2.2, and the Executive agrees to sign any documentation necessary to give effect to this Section 5.2, or to give effect to any pro forma resolutions of the Corporation in respect of the period prior to termination of his employment.

5.3	Release Requirement. The receipt of the Severance Payment (other than as a result of termination of employment due to death or disability of the Executive) is subject to the Executive signing and not revoking the Corporation’s standard release of claims.

5.4	Conversion of Benefits on Termination. On the earlier of the termination of Executive’s participation in the group benefit plans or the cessation of his employment for any reason, the Executive may be eligible under applicable law to convert the group insured benefits to private coverage within ninety (90) days, without evidence of insurability. The Executive is responsible for promptly arranging for any conversion options he may have or obtaining alternate benefits if he chooses to do so.

5.5	Compliance with Laws. The Executive’s entitlements under this Section 5 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under the applicable employment standards laws, under this Agreement, under civil law, at common law or otherwise.

6.	Confidential Information and Return of Property

6.1	Confidentiality Obligation. The Executive covenants and agrees that he shall not, at any time during his employment with the Corporation or any time thereafter, without the prior written consent of the Corporation, directly or indirectly, communicate, reveal or disclose, in any manner, to anyone, or use for any purpose other than in carrying out his duties under this Agreement in furtherance of the Corporation’s business interests, any confidential or proprietary information concerning, or learned as a result of his employment with, the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, information concerning their assets, businesses, affairs, pricing, costs, technical information, financial information, plans or opportunities, manufacturing, processes, sales and distribution, marketing, research and development, customers, suppliers or employees.

6.2	Return of Property. Upon ceasing to be employed by the Corporation or upon request of the Corporation at any time, the Executive shall return to the Corporation all property belonging to the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, all documents in any format whatsoever including electronic format, that is in his possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever including electronic format.

7.	Non-Competition and Non-Solicitation Obligations

7.1	Non-Competition. Subject to Section 7.2, the Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not, anywhere in North America, directly or indirectly, in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, trustee, consultant, contractor, director, officer, shareholder, investor, lender or otherwise:

(a)	carry on or be engaged in an undertaking that competes with the diagnostic testing of tears;

(b)	have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of an undertaking that competes with the diagnostic testing of tears; or

(c)	advise, manage, lend money to, or guarantee the debts or obligations of, or permit his name to be used by, an undertaking that competes with the diagnostic testing of tears.

7.2	Public Companies. Notwithstanding Section 7.1, nothing in this Agreement prevents the Executive from owning the issued shares of a corporation or the units of any publicly traded entity, the shares or units of which are listed on a recognized stock exchange or traded in the over-the-counter market.

7.3	Non-Solicitation of Employees. The Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any employee, contractor or advisor of the Corporation, or assist or encourage any employee, contractor or advisor of the Corporation, to accept employment or engagement elsewhere that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or any other business conducted by the Corporation during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan.

8.	Proprietary and Moral Rights

8.1	Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any rights, title or interest, in any of the property of the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, inventions, discoveries, whether or not protected by patent or copyright, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others, and related to the business of the Corporation or its predecessors, successors, affiliates or related companies (collectively, the “Materials”). The Executive agrees that during his employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

8.2	Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive's moral rights whatsoever in the Materials including, without limitation, any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials including, without limitation, any distortion, mutilation or other modification.

8.3	Assignment of Rights. If the Executive has acquired or does acquire, however, any right, title or interest in any of the Materials or in any intellectual property rights relating to the Materials, the Executive irrevocably assigns all such right, title and interest throughout the world exclusively to the Corporation including, without limitation, any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

8.4	Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive's employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

9.	Consideration and Remedies

9.1	Consideration. The Executive acknowledges that he has and will receive good and valuable consideration including, without limitation, the consideration set out in this Agreement in exchange for his compliance with his obligations in Sections 6, 7 and 8, and that the Corporation would not have provided the Executive such consideration without the Executive’s commitment to such obligations.

9.2	Defences. The Executive agrees that all restrictions in Sections 6, 7 and 8 are necessary and fundamental to the protection of the business carried on by the Corporation and that all such restrictions are reasonable and valid, and the Executive waives all defences of the Executive to the strict enforcement thereof by the Corporation.

9.3	Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of his obligations in Sections 6, 7 and 8 will result in the Corporation suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief without proof of actual damages, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

10.	Obligations Not Exhaustive

10.1	Fiduciary. The Executive acknowledges that the obligations contained in Sections 6, 7 and 8 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

11.	General

11.1	Survival. Sections 6, 7, 8 and 9 and this Section survive the termination of this Agreement and the Executive's employment for any reason whatsoever.

11.2	Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration, and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

11.3	Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive on the subject-matter herein and it supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties or collateral agreements on the subject-matter herein that exist outside of this Agreement.

11.4	Amendments. This Agreement may only be amended by written agreement executed by the Corporation and the Executive. However, changes to the Executive's position, duties, vacation, benefits and compensation, over the course of time, do not affect the validity or enforceability of Sections 5, 6, 7 and 8.

11.5	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Corporation and the Executive each irrevocably consents to the exclusive jurisdiction of the courts of Ontario and the courts of Ontario shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

11.6	Assignment. The Corporation may assign this Agreement, and it enures to the benefit of the Corporation, its successors or assigns.

11.7	Independent Legal Advice. The Executive acknowledges that he has been encouraged to obtain independent legal regarding the execution of this Agreement, and that he has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims he may make resulting from any failure on his part to obtain such advice.

11.8	Currency. All dollar amounts referred to in this Agreement are in lawful money of the United States, unless expressly stated otherwise.

11.9	Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

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* * * * *

IN WITNESS WHEREOF this executive employment agreement has been executed by the Corporation and the Executive on the dates below.

TEARLAB CORPORATION

By:	/s/ Wes Brazell

Title:	Chief Financial Officer

Date:	December 31, 2015

/s/ Elias Vamvakas
Elias Vamvakas

December 31, 2015
Date